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                                                                 EXHIBIT (a)(10)


                              Contact:   Marjorie Goldstein (investors)
                                         Phyllis Goodman (media)
                                         505-821-3355

       SUN HEALTHCARE GROUP EXTENDS REGENCY HEALTH SERVICES TENDER OFFER

       Related Debt Tender Offer and Consent Solicitation Also Extended

Albuquerque, N.M., Aug. 27, 1997 -- Sun Healthcare Group, Inc. (NYSE:SHG) has announced that Sunreg Acquisition Corp., a wholly owned subsidiary of Sun Healthcare Group, Inc., has extended its cash tender offer (the "Equity Offer") to purchase all outstanding shares of common stock of Regency Health Services, Inc. at $22 per share, in order to allow additional time to obtain required state regulatory approvals for the transfer of nursing home licenses. The Equity Offer will now expire at 12 midnight, Eastern Standard Time, on Tuesday, Oct.
7, 1997, unless further extended in the manner described in the related Offer to Purchase.

          Sun has been informed by the Depositary that approximately 233,959 Regency shares had been tendered as of 5 p.m., Eastern Standard Time, on Aug. 26, 1997.

          The Equity Offer remains conditioned upon, among other things (i) the valid tender of at least a majority of the shares outstanding on a fully diluted basis and (ii) the satisfaction or waiver by Sunreg of all of the conditions with respect to the Debt Tender Offer and Consent Solicitation.

          Sun also announced today that in connection with the extension of the Equity Offer it has extended the Price Determination Date, the Consent Date and the Expiration Date with respect to its offer to purchase for cash (the "Debt Tender Offer and Consent Solicitation") all of Regency's outstanding (i) $110 million principal amount of 9-7/8% Senior Subordinated Notes due 2002 (the "Senior Securities") and (ii) $50 million principal amount of 12-1/4% Subordinated Notes due 2003 (the "Junior Securities," and, together with the Senior Securities, the "Securities"), and its solicitation for consents to amend the indentures pursuant to which the Securities were issued.

          The new Price Determination Date is 2 p.m., Eastern Standard Time, on September 23, 1997; the new Consent Date is 5 p.m., Eastern Standard Time, on September 23, 1997; and the new Expiration Date is 12 midnight, on October 7, 1997, in each case, unless extended in the manner described in the related Offer to Purchase and Consent Solicitation Statement.

          Sun also announced that no record date will be set with respect to the Debt Tender Offer and Consent Solicitation.

          Sun has been informed by the Depositary that as of 12 noon, Eastern Standard Time, on Aug. 27, 1997, approximately 12.9% of the outstanding principal amount of the Senior Securities had been tendered and related consents delivered, and none of the outstanding principal amount of the Junior Securities had been tendered and related consents delivered.

          For each issue of Securities, the Debt Tender Offer and Consent Solicitation remain conditioned upon, among other things, (i) the valid tender of at least a majority of the aggregate outstanding principal amount of each issue of Securities, (ii) the receipt of consents from the holders of at least a majority of the aggregate outstanding principal amount of each issue of Securities (excluding any Securities owned by Regency or any affiliate of Regency) to eliminate substantially all of the restrictive covenants and delete or amend certain events of default and related provisions of the indentures, and
(iii) the satisfaction or waiver by Sunreg of all of the conditions with respect to the Equity Offer.

          Headquartered in Albuquerque, N.M., Sun is a diversified international long-term care provider. Sun companies operate long-term care facilities and pharmacy services across the United States and in the United Kingdom. Sun subsidiaries also provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

          Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, those detailed from time to time in the company's SEC filings, which include Sun's annual report on Form 10-K for the fiscal year ended December 31, 1996.

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